As filed with the Securities and Exchange Commission on April 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	51-0394637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Hayarden St.

P.O.B. 1026,

Airport City, 7010000

Israel

+972-3-600-9030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ron Shuhatovich Barnea Jaffe Lande & Co. Electra City Tower 58 HaRakevet St. Tel Aviv 6777016, Israel Tel: +972-3-640-0600	Gary Emmanuel McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Units consisting of:(4)
(i) Shares of common stock, $0.001 par value per share(5)
(ii) Warrants to purchase shares of common stock(5)
Pre-funded Units consisting of:(4)
(i) Pre-funded Warrants to purchase shares of common stock(5)
(ii) Warrants to purchase shares of common stock(5)
Shares of common stock issuable upon exercise of Warrants included in the Pre-funded Units(4)(5)
Shares of common stock issuable upon exercise of Warrants(4)
Placement agent warrants(6)
Shares of common stock issuable upon exercise of placement agent warrants(8)
Total	$3,000,000	$389.40

(1)	This registration statement also includes an indeterminate number of shares of common stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(4)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and the Pre-funded Units (including shares of common stock issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units), if any, is $3,000,000.
(5)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.
(6)	No separate fee is required pursuant to Rule 457(g) of the Securities Act.
(7)	Represents warrants to purchase a number of shares of common stock equal to 6% of the shares of common stock sold in this offering (including the number of shares of common stock issuable upon exercise of the Pre-funded Warrants).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 27, 2020

My Size, Inc.

Up to                              Units (each consisting of one Share of Common stock

and one Warrant to purchase One Share of Common Stock)

and

Up to                         Pre-funded Units (each consisting of one Pre-Funded Warrant to purchase one Share of Common Stock and one Warrant to purchase one Share of Common Stock)

American Depositary Shares Underlying the Pre-funded Warrants and

American Depositary Shares Underlying the Warrants

We are offering up to                  Units, with each Unit consisting of (i) one share of common stock, and (ii) a warrant to purchase one share of common stock, or Warrant. The Warrants will have an exercise price of $                   per share of common stock (representing up to                 % of the public offering price per Unit to be sold in this offering) (which may be adjusted as set forth in this prospectus) will be exercisable immediately and will expire                   years from the date of issuance. The Units will not be issued or certificated. The shares of common stock and Warrants part of a Unit are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or at the election of the purchaser, 9.99%) of our outstanding shares of common stock, with each Pre-funded Unit consisting of (i) a pre-funded warrant to purchase one share of common stock, or a Pre-funded Warrant, and (ii) one Warrant. The purchase price of each Pre-funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.01 per share of common stock. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full.

The Pre-funded Units will not be issued or certificated. The Pre-funded Warrants and the Warrants part of a Pre-funded Unit are immediately separable and will be issued separately, but will be purchased together in this offering. There can be no assurance that we will sell any of the Pre-funded Units being offered.

For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-funded Units sold.

The shares of common stock issuable from time to time upon exercise of the Warrants and the Pre-funded Warrants and the shares of common stock issuable upon exercise of the Warrants and the Pre-funded Warrants are also being offered by this prospectus. We refer to the shares of common stock, the Warrants, the Pre-funded Warrants, the shares of common stock issued or issuable upon exercise of the Warrants and Pre-funded Warrants, collectively, as the securities. See “Description of the Offered Securities” for more information.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the Tel Aviv Stock Exchange, or the TASE, under the symbol “MYSZ”. On April 24, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.68 per share. On April 26, 2020, the last reported sale price of our shares of common stock on the TASE was NIS 9.32 or $2.64 per share (based on the exchange rate reported by the Bank of Israel on the same day). We have assumed a public offering price of $               per Unit, the last reported sale price for our shares of common stock as reported on the Nasdaq Capital Market on            , 2020, and $            per Pre-funded Unit. The actual offering price per Unit or Pre-funded Unit, as the case may be, will be negotiated between us and the placement agent based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We do not intend to apply for listing of the Warrants or Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We have agreed to pay the placement agent fees, in respect of the securities placed by the placement agent, set forth in the table below, which assumes that we sell all of the securities we are offering.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fee (7%)(1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)	We have also agreed to pay the placement agent a management fee equal to 1% of the gross proceeds raised in this offering, a non-accountable expense allowance of $35,000 and reimbursement for legal fees and expenses in the amount of up to $70,000 and to issue the placement agent or its designees warrants to purchase, a number of shares of common stock which represents 6% of the gross proceeds of this offering divided by the public offering price, or the Placement Agent Warrants. See “Plan of Distribution” on page 22 of this prospectus for more information regarding these arrangements.

Delivery of the securities offered hereby is expected to be made on or about                        , 2020.

H.C. Wainwright & Co.

The date of this prospectus is                          , 2020.

i

About This Prospectus

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by, or on behalf of, us or to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The securities are not being offered in any jurisdiction where their offer or sale is not permitted. This prospectus is not an offer to sell or the solicitation of an offer to buy the securities in any circumstances under which such offer or solicitation is unlawful. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or when any sale of the warrants occurs. Our business, financial condition, results of operations and prospects may have changed since that date. Neither we nor the placement agent take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the securities means that information contained in this prospectus is correct after the date of this prospectus.

Before you invest in the securities, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Notice to Non-U.S. Investors: We have not, and the placement agent has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby the distribution of this prospectus outside the United States.

These securities are not being offered in Israel. This offering or this prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Law 5728-1968, or the Israeli Securities Law, (which requires, among other things, the filing of a prospectus in Israel or an exemption therefrom). This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the Israel Securities Authority.

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

ii

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “My Size” or the “Company” in this prospectus mean My Size, Inc. on a consolidated basis with its wholly-owned subsidiary, My Size (Israel) 2014 Ltd., as applicable.

Overview

We are a creator of mobile device measurement solutions that has developed innovative solutions designed to address shortcomings in multiple verticals, including the e-commerce fashion/apparel, shipping/parcel and do it yourself, or DIY, industries. Utilizing our sophisticated algorithms within our proprietary technology, we can calculate and record measurements in a variety of novel ways, and most importantly, increase revenue for businesses across the globe.

Our solutions can be utilized to accurately take measurements of a variety of items via a mobile device. By downloading the application to a smartphone, the user is then able to run the mobile device over the surface of an item the user wishes to measure. The information is then automatically sent to a cloud-based server where the dimensions are calculated through our proprietary algorithms, and the accurate measurements (+ or - 2 centimeters) are then sent back to the user’s mobile device. We believe that the commercial applications for this technology are significant in many areas.

Currently, we are mainly focusing on the e-commerce fashion/apparel industry. In addition, our solutions address the shipping/parcel and DIY uses markets.

We are in the commercialization phase of our products, although we have only generated minimal revenues to date. In recent months, we announced the planned launch of MySizeID in Australia with a global retail marketplace operator that is set to introduce an integrated, technology-based app for the custom apparel and merchandise industry, we entered into a license agreement for MySizeID with Penti, a leading multi-category retail fashion underwear brand, and we successfully integrated and launched the MySizeID smart measurement solution software development kit (SDK) for DeMoulin, a music performance group apparel company. In addition, we have also executed agreements with a number of additional retailers either directly or through our collaborations with WooCommerce, Shopify and Lightspeed. We also recently announced that BoxSize has been approved for Honeywell’s global vendor program.

While we rollout our products to major retailers and apparel companies, there is a lead time for new customers to ramp up before we can recognize revenue. This lead time varies between customers, especially when the customer is a tier 1 retailer, where the integration process may take longer. Generally, first we integrate our product into a customer’s online platform, which is followed by piloting and implementation, and, assuming we are successful, commercial roll-out, all of which takes time before we expect it to impact our financial results in a meaningful way. While we have begun generating initial sales revenue, we do not expect to generate meaningful revenue during the upcoming quarters. In addition, the coronavirus outbreak has resulted in work stoppages and disruptions and our marketing and sales activities have been adversely affected by the coronavirus outbreak. For example, we have three ongoing pilots with international retailers that have been halted, we are unable to participate in industry conferences and our ability to meet with potential customers is limited. Because of the numerous risks and uncertainties associated with the coronavirus outbreak, the success of our market penetration and our dependence on the extent to which MySizeID is adopted and utilized, we are unable to predict the extent to which we will recognize revenue. We may be unable to successfully develop or market any of our current or proposed products or technologies, those products or technologies may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability.

We recently entered into a non-binding letter of intent with Logystico LLC, or Logystico, a third party logistics fulfillment company that specializes in automating the order fulfillment process, to form a joint venture. Under the terms of the letter of intent, the joint venture will exclusively operate and manage micro-fulfilment centers using our BoxSize platform for retail vendors in the United States and we will initially have a 68% stake and Logystico will initially have a 32% stake in the joint venture entity. Establishment of the joint venture is subject to the entry into a definitive binding agreement.

Important Information about COVID-19

In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to Israel and the United States, and infections have been reported globally. Many countries around the world, including in Israel, have significant governmental measures implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. These measures have resulted in work stoppages and other disruptions. It is too early to assess the full impact of the coronavirus outbreak, but coronavirus is adversely affecting our marketing and sales activities. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally, could have a material adverse impact on our operations and workforce, including our marketing and sales activities and ability to raise additional capital, which in turn could have a material adverse impact on our business, financial condition and results of operation.

Nasdaq Continued Listing Deficiency

On January 22, 2019, we were notified by the Nasdaq Stock Market, LLC, or Nasdaq, that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The notification provided that we had 180 calendar days, or until July 22, 2019, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule by July 22, 2019, and, as a result, on July 23, 2019, we received notice from the Staff that, based upon our continued non-compliance with the Rule, the Staff had determined to delist our common stock from Nasdaq unless we timely request a hearing before the Nasdaq Hearings Panel, or the Panel.

On October 1, 2019, the Panel granted our request to continue the listing of our common stock on the Nasdaq Capital Market, subject to our satisfaction of certain conditions including, among other things, compliance with the minimum $1.00 bid price requirement by no later than January 20, 2020. In order to satisfy the minimum $1.00 bid price requirement and to make our common stock more attractive to certain institutional investors and thereby strengthen our investor base, we implemented a 1-for-15 reverse stock split of our outstanding shares of common stock. The reverse stock split was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. Additionally, on November 19, 2019, we received formal notice from Nasdaq of our non-compliance with the minimum $2.5 million stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Rule. In accordance with the Nasdaq Listing Rules, we subsequently presented our plan to regain compliance with the Stockholders’ Equity Rule for the Panel’s consideration. On February 7, 2020, we received a notification from the Staff that the Panel granted our request for continued listing on the Nasdaq Stock Market until May 18, 2020. If we do not regain compliance with the Rule by May 18, 2020 or if we are unable to demonstrate compliance with all requirements for continued listing on the Nasdaq, or, based on any significant events that occur during the extension period, Nasdaq would delist our common stock from the Nasdaq Capital Market.

Reverse Stock Split

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus supplement have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Company Information

We were incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to My Size, Inc. Our principal executive offices are located at 4 Hayarden, pob 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.MySizeID.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Units offered by us	We are offering up to Units. Each Unit will consist of (i) one share of common stock, and (ii) a warrant to purchase one share of common stock, or Warrant. The Units will not be issued or certificated and the shares of common stock and the Warrants part of such Units are immediately separable and will be issued separately, but will be purchased together in this offering.

Pre-funded Units offered by us

We are also offering to those purchasers, if any, whose purchase of Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to                   Pre-funded Units, in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding shares of common stock.

Each Pre-funded Unit will consist of (i) a pre-funded warrant to purchase one share of common stock, or a Pre-funded Warrant, and (ii) and one Warrant. The purchase price of each Pre-funded Unit will equal the price per Unit being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be $0.01 per share.

For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-funded Units sold.

The Pre-funded Units will not be issued or certificated, and the Pre-funded Warrants and the Warrants part of such Pre-funded Units are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Pre-funded Warrants and the Warrants part of the Pre-funded Units and the shares of common stock issuable upon exercise of the Warrants and the Pre-funded Warrants.

The Warrants	Each Warrant will have an exercise price of $ per share of common stock (representing up to % of the public offering price per Unit to be sold in this offering), will be immediately exercisable and will expire years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded Warrants	Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time exercisable until exercised in full. To better understand the terms of the Pre-funded Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Total shares of common stock outstanding immediately before this offering	2,600,701 shares of common stock.

Total shares of common stock outstanding immediately after this offering	shares of common stock, assuming no sale of any Pre-Funded Units and assuming none of the Warrants or placement agent warrants issued in this offering are exercised.

Offering Price	The assumed offering price is $ per Unit, the last reported sales price of our shares of common stock on the Nasdaq Capital Market on , 2020 and $ per Pre-funded Unit. The actual offering price per each Unit and Pre-funded Unit will be negotiated between us and the placement agent based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $ million, based upon an assumed public offering price of $ per Unit, the last reported sales price of our shares of common stock on the Nasdaq Capital Market on , 2020 after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and assuming no sale of Pre-funded Units and excluding any proceeds from the exercise of Warrants or Placement Agent Warrants. We currently intend to use the net proceeds from this offering for the establishment of a joint venture, working capital and general corporate purposes. See “Use of Proceeds” on page 11 of this prospectus.

Risk factors	Before deciding to invest in our securities, you should carefully consider the risks related to this offering and ownership of our securities. See “Risk Factors” and other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Dividend Policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listings	Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the Tel Aviv Stock Exchange, or the TASE, under the symbol “MYSZ”.

The number of shares of common stock to be outstanding immediately after this offering is based on 2,600,701 shares of common stock outstanding as of April 24, 2020, and excludes as of such date:

●	161,916 shares of common stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan at a weighted exercise price of $13.90;

●	20,036 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $10.26;

●	489,600 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined; and

●	699,368 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $3.67 per share, prior to giving effect to the price-based anti-dilution adjustment of warrants to purchase an aggregate of 144,277 shares of common stock as a result of this offering, under which the exercise price of such warrants will be decreased to a price per share that is equal to the lower of (x) the purchase price of the Pre-funded Unit, (y) the lowest price per share for which one share of common stock is at any time issuable upon the exercise of the Pre-funded Unit, and (z) the lowest volume weighted average price of our common stock on any trading day during the four trading day period immediately following the public announcement of this offering.

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding options or warrants into shares of common stock as described above, (ii) no sale of Pre-funded Units, (iii) no exercise of the Warrants or the Placement Agent Warrants, and (iv) gives retroactive effect to the adjustment to the 1-for-15 reverse stock split effected on November 19, 2019.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth below before making an investment decision. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering for the establishment of a joint venture, working capital and general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

If you purchase our securities sold in this offering you will experience immediate dilution in your investment as a result of this offering.

Because the effective price per share of common stock included in the Units or issuable upon exercise of the Pre-funded Warrants included in the Pre-Funded Units being offered may be substantially higher than the net tangible book value per share of our common stock, you may experience substantial dilution to the extent of the difference between the effective offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2019, was approximately $1.05 million, or $0.50 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. See the section entitled “Dilution” on page 15 below for a more detailed illustration of the dilution you may incur if you participate in this offering.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, vesting of outstanding restricted stock units or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

A number of our outstanding warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders and adversely affect our stock price.

A number of our outstanding warrants contain anti-dilution provisions. As a result, upon issuance of securities in this offering, the exercise price of certain of our warrants will be reduced and as such you may experience dilution, which may be substantial and which could lower the market price of our securities. Further, the potential application of such anti-dilution rights may prevent us from seeking additional financing, which would adversely affect our ability to finance our operations and continue to support our growth initiatives.

Shares of common stock and Warrants representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our shares of commons stock to decline.

Pursuant to this offering, we may sell                   shares of common stock (assuming no sale of Pre-funded Units), or approximately                   %, of our outstanding shares of common stock as of May , 2020. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) the percentage of shares outstanding after this offering by approximately                  %. In addition, the investors in this offering will be issued Warrants to purchase up to            shares of common stock. This sale and any future sales of a substantial number of shares of common stock in the public market, or the perception that such sales may occur, could materially adversely affect the price of our shares of common stock. We cannot predict the effect, if any, that sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our shares of common stock.

Sales of a substantial number of our shares of common stock in the public market could cause our stock price to fall.

We may issue and sell additional shares of common stock in the public markets, including during this offering. As a result, a substantial number of our shares of common stock may be sold in the public market. Sales of a substantial number of our shares of common stock in the public markets, including during this offering, or the perception that such sales could occur, could depress the market price of our shares of common stock and impair our ability to raise capital through the sale of additional equity securities.

The shares of common stock offered pursuant to this offering will be subject to TASE approval.

New issuances of shares of common stock by us must be approved by TASE prior to issuance. Accordingly, the shares of common stock offered hereby are subject to TASE approval. In the event that we do not receive TASE approval for the issuance of the shares of common stock offered hereby, we may not issue such shares of common stock.

There is no public market for the Warrants and Pre-Funded Warrants being offered by us in this offering.

We do not intend to apply to list the Warrants and Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

The Warrants and Pre-funded Warrants are speculative in nature.

The Warrants and Pre-funded Warrants offered by us in this offering do not confer any rights of ownership of common stock on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire shares of common stock at a fixed price, and in the case of the Warrants, for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire shares of common stock and pay an assumed exercise price per share of $                  , equal to up to                   % of the per share public offering price of the shares of common stock, subject to adjustment upon certain events, prior to            years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire shares of common stock and pay an exercise price per share of common stock of $0.01, subject to adjustment upon certain events.

Holders of our Warrants or Pre-funded Warrants will have no rights as shareholders until such holders exercise their Warrants or Pre-funded Warrants and acquire our shares of common stock.

Until holders of the Warrants or Pre-funded Warrants acquire our shares of common stock upon exercise of the Warrants or Pre-funded Warrants, holders of the Warrants or Pre-funded Warrants will have no rights with respect to our shares of common stock underlying such warrants. Upon exercise of the Warrants or Pre-funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of shares of common stock only as to matters for which the record date occurs after the exercise date.

If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

On January 22, 2019, we were notified by Nasdaq, that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The notification provided that we had 180 calendar days, or until July 22, 2019, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. We did not regain compliance with the Rule by July 22, 2019 and, as a result, on July 23, 2019, we received notice from the Staff that, based upon our continued non-compliance with the Rule, the Staff had determined to delist our common stock from Nasdaq unless we timely request a hearing before the Nasdaq Hearings Panel, or the Panel. On October 1, 2019, the Panel granted our request to continue the listing of our common stock on the Nasdaq Capital Market, subject to our satisfaction of certain conditions including, among other things, compliance with the minimum $1.00 bid price requirement by no later than January 20, 2020. In order to satisfy the minimum $1.00 bid price requirement and to make our common stock more attractive to certain institutional investors and thereby strengthen our investor base, we implemented a 1-for-15 reverse stock split of its outstanding shares of common stock. The reverse stock split was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. Additionally, on November 19, 2019, we received formal notice from Nasdaq of the Company’s non-compliance with the minimum $2.5 million stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Rule. In accordance with the Nasdaq Listing Rules, we subsequently presented our plan to regain compliance with the Stockholders’ Equity Rule for the Panel’s consideration. On February 7, 2020, we received a notification from the Staff that the Panel granted our request for continued listing on the Nasdaq Stock Market until May 18, 2020. If we do not regain compliance with the Rule by May 18, 2020 or if we are unable to demonstrate compliance with all requirements for continued listing on the Nasdaq, or, based on any significant events that occur during the extension period, Nasdaq would delist our common stock from the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

Our business could be negatively impacted by unsolicited takeover proposals, by shareholder activism or by proxy contests relating to the election of directors or other matters.

Our business could be negatively affected as a result of an unsolicited takeover proposal, by shareholder activism or a proxy contest. A future proxy contest, unsolicited takeover proposal, or other shareholder activism relating to the election of directors or other matters would most likely require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our Board of Directors. The potential of a proxy contest, unsolicited takeover proposal, or other shareholder activism could interfere with our ability to execute our strategic plan, give rise to perceived uncertainties as to our future direction, result in the loss of potential business opportunities or make it more difficult to attract and retain qualified personnel, any of which could materially and adversely affect our business and operating results.

Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Any forward-looking statements are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and any accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement. Because the risk factors referred to above, as well as the risk factors referred to on page 7 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $                  million from the sale of our securities in this offering, based upon an assumed public offering price of $                  per Unit, the last reported sale price of our shares of common stock on the Nasdaq Capital Market on                         , 2020, assuming the sale of Units and no sale of any Pre-Funded Units in this offering and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us. The actual public offering price per Unit or Pre-Funded Unit will be negotiated between us and the placement agent based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price. These estimates exclude the proceeds, if any, from the exercise of Warrants sold in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an assumed exercise price of $                  per shares of common stock, we would receive additional net proceeds of approximately $                 . We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $                per Unit would increase (decrease) the net proceeds we receive from this offering by $                   million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

A 100,000 increase (decrease) in the number of Units offered by us would increase (decrease) the net proceeds we receive from this offering by $               million, assuming that the assumed offering price of $        per Unit remains the same, and after deducting estimated placement agent’s fees and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of our securities in this offering for the establishment of working capital and general corporate purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our marketing and sales efforts, the impact of the recent coronavirus outbreak, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2019;

●	on a pro forma basis to reflect the sale of 514,801 shares of common stock subsequent to December 31, 2019 as a result of a registered direct offering that closed on January 17, 2020; and

●	on a pro forma as adjusted basis, giving effect to the sale by us of Units in this offering at an assumed public offering price of $ per Unit, which is the last reported sale price of our shares of common stock on the Nasdaq Capital Market on , 2020, assuming no sale of any Pre-Funded Units in this offering and after deducting the estimated placement agent’s fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise of Warrants issued in this offering.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to various adjustments. The pro forma as adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information contained in this prospectus.

		As of December 31, 2019 (in thousands, except share and per share amounts)
	Actual	Pro Forma	Pro Forma, As Adjusted
Cash and cash equivalents	1,203	2,896
Total current liabilities	(1,248)	(1,248)
Stockholders’ equity:
Common Stock, $0.001 par value 100,000,000 shares authorized, 2,085,900 shares issued and outstanding, actual; 2,600,701 shares issued and outstanding, pro forma; _________ shares issued and outstanding, pro forma as adjusted	(2)	(3)
Additional paid-in capital	(30,102)	(31,794)
Accumulated deficit	28,514	28,514
Accumulated other comprehensive loss	539	539
Total stockholders’ equity	(1,051)	(2,744)

A $0.10 increase (decrease) in the assumed public offering price of $                   per Unit, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents by approximately $                  million and increase (decrease) total shareholders’ equity by approximately $                  million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us. A 100,000 Unit increase (decrease) in the number of Units offered by us would increase (decrease) our pro forma as adjusted cash and cash equivalents by approximately $               million and increase (decrease) total shareholders’ equity by approximately $                  million, assuming that the assumed public offering price of $            per Unit remains the same, after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

The above table is based on 2,085,900 shares of common stock outstanding as of December 31, 2019 and excludes the following as of such date:

●	163,904 shares of common stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan at a weighted exercise price of $13.87;

●	25,040 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $14.20;

●	312,261 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined; and

●	227,013 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $39.02 per share, prior to giving effect to the price-based anti-dilution adjustment of warrants to purchase an aggregate of 144,277 shares of common stock as a result of this offering, under which the exercise price of such warrants will be decreased to a price per share that is equal to the lower of (x) the purchase price of the Pre-funded Unit, (y) the lowest price per share for which one share of common stock is at any time issuable upon the exercise of the Pre-funded Unit, and (z) the lowest volume weighted average price of our common stock on any trading day during the four trading day period immediately following the public announcement of this offering.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the effective public offering price per share of common stock included in the Units or issuable upon exercise of the Pre-funded Warrants and the pro forma as adjusted net tangible book value per share of common stock after this offering.

Our net tangible book value as of December 31, 2019, was approximately $1.05 million, or approximately $0.50 per shares of common stock. Net tangible book value per share of common stock represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of common stock outstanding as of December 31, 2019. Pro forma net tangible book value at December 31, 2019 was approximately $2.74 million or $1.06 per share,, after giving effect to the sale of 514,801 shares of common stock subsequent to December 31, 2019 as a result of a registered direct offering that closed on January 17, 2020.

After giving further effect to the issuance and sale in this offering of                 Units at an assumed public offering price of $                  per Unit, the last reported sales price of our shares of common stock on the Nasdaq Capital Market on                  , 2020, assuming no sale of any Pre-Funded Units in this offering and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants or Placement Agent Warrants issued in this offering, our pro forma as adjusted net tangible book value on December 31, 2019, would have been approximately $                  million, or $                         per share of common stock. This represents an immediate dilution in the pro-forma as adjusted net tangible book value of $                        per share of common stock to investors purchasing Units in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per Unit			$
Pro forma net tangible book value per share of common stock as of December 31, 2019		$1.06
Increase in pro forma as adjusted net tangible book value per share of common stock attributable to new investors in this offering	$
Pro forma as adjusted net tangible book value per share of common stock as of December 31, 2019 after giving effect to this offering			$
Dilution in net tangible book value per share of common stock to new investors in this offering			$

A $0.10 increase (decrease) in the assumed public offering price of $                per Unit, the last reported sales price of our shares of common stock on the Nasdaq Capital Market on                               , 2020, would increase or decrease our pro forma as adjusted net tangible book value per share of common stock after this offering by approximately $               and increase or decrease dilution per share of common stock to new investors by approximately $               , assuming the number of Units offered by us, as set forth on the cover page of this prospectus and further assuming the sale of Units and no sale of any Pre-Funded Units in this offering and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants or the Placement Agent Warrants issued in this offering.

The above table is based on 2,085,900 shares of common stock outstanding as of December 31, 2019 and excludes the following as of such date:

●	163,904 shares of common stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan at a weighted exercise price of $13.87;

●	25,040 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $14.20;

●	312,261 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined; and

●	227,013 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $39.02 per share, prior to giving effect to the price-based anti-dilution adjustment of warrants to purchase an aggregate of 144,277 shares of common stock as a result of this offering, under which the exercise price of such warrants will be decreased to a price per share that is equal to the lower of (x) the purchase price of the Pre-funded Unit, (y) the lowest price per share for which one share of common stock is at any time issuable upon the exercise of the Pre-funded Unit, and (z) the lowest volume weighted average price of our common stock on any trading day during the four trading day period immediately following the public announcement of this offering.

To the extent that any of our options or warrants listed above are exercised, new options are issued under our equity incentive plans and subsequently exercised or we issue additional shares of common stock in the future, there will be further dilution to new investors participating in this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of April 24, 2020 by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of April 24, 2020. Except as otherwise indicated, we believe the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Our calculation of the percentage of beneficial ownership before this offering is based on 2,600,701 shares of our common stock outstanding as of April 24, 2020. We have based our calculation of the percentage of beneficial ownership after this offering on           shares of our common stock to be outstanding immediately after the closing of this offering, assuming no sale of any Pre-funded Units and assuming no exercise of any Warrants or Placement Agent Warrants.

Common stock subject to stock options, pre-funded warrants and common warrants currently exercisable or exercisable within 60 days of April 24, 2020, are deemed to be outstanding for computing the percentage ownership of the person holding these securities and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Beneficial Owner	Shares of Common Stock Beneficially Owned		Before Offering %	After Offering %
5% Holder:
Shoshana Zigdon	233,334		9.0%
Intracoastal Capital	275,215	(1)	9.9%
Executive officers and directors:
Ronen Luzon	182,619	(2)	6.8%
Or Kles	13,000	(3)	*
Billy Pardo	182,619	(4)	6.8%
Ilia (Eli) Turchinsky	2,782	(5)	*
Arik Kaufman	2,344	(6)	*
Oren Elmaliah	2,344	(6)	*
Oron Branitzky	2,344	(6)	*
All Executive Officers and Directors as a Group (7 persons)	202,070		7.5%

*	Less than 1%

(1)	Based on a Schedule 13G filed on January 24, 2020 on behalf of (i) Mitchell P. Kopin, an individual who is a citizen of the United States of America, or Mr. Kopin, (ii) Daniel B. Asher, an individual who is a citizen of the United States of America, or Mr. Asher, and (iii) Intracoastal Capital LLC, a Delaware limited liability company, or Intracoastal and together with Mr. Kopin and Mr. Asher, collectively the “Reporting Persons”. Each of the Reporting Persons may have been deemed to have shared voting power over 275,215 shares of our common stock, which consisted of (i) 103,615 shares of common stock held by Intracoastal, and (ii) 171,600 shares of common stock issuable upon exercise of a warrant, or Intracoastal Warrant 1, and all such shares of common stock represented beneficial ownership of approximately 9.9%. The foregoing excludes (i) 4,074 shares of common stock issuable upon exercise of a warrant held by Intracoastal, or Intracoastal Warrant 2, because Intracoastal Warrant 2 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 2 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of our common stock and (ii) 8,500 shares of our common stock issuable upon exercise of a warrant, or Intracoastal Warrant 3, because Intracoastal Warrant 3 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 3 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the Common Stock. Without such blocker provisions, each of the Reporting Persons may have been deemed to have beneficial ownership of 287,789 shares of our common stock.

(2)	Consists of (i) 117,064 shares of common stock, (ii) options to purchase up to 38,890 shares of our common stock, and (iii) options to purchase up to 26,665 shares of our common stock which are held by Billy Pardo, Ronen Luzon’s spouse. Mr. Luzon may be deemed to beneficially hold the securities of us held by Ms. Pardo.

(3)	Consists of an option to purchase 13,000 shares of our common stock.

(4)	Consists of (i) options to purchase up to 26,665 shares of the Company’s common stock, (ii) 117,064 shares of common stock which are held by Ronen Luzon, Billy Pardo’s spouse, and (iii) options to purchase up to 38,890 shares of our common stock which are held by Ronen Luzon, Billy Pardo’s spouse. Ms. Pardo may be deemed to beneficially hold the securities of the Company held by Mr. Luzon.

(5)	Consists of options to purchase up to 2,782 shares of our common stock.

DESCRIPTION OF THE OFFERED SECURITIES

We are offering (i) up to                Units, with each Unit consisting of share of common stock, and a Warrant to purchase one share of common stock, and (ii) up to                        Pre-funded Units, each Pre-funded Unit consisting of one Pre-funded Warrant to purchase one share of common stock and one Warrant. For each Pre-funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The shares of common stock and Warrant included in each Unit will be issued separately and will be immediately separable upon issuance, and the Pre-funded Warrant to purchase one share of common stock and the accompanying Warrant included in each Pre-funded Unit will be issued separately and will be immediately separable upon issuance. The Units and Pre-funded Units will not be issued or certificated. We are also registering the shares of common stock issuable upon exercise of the Pre-funded Warrants and the Warrants part of the Pre-funded Units and the shares of common stock and shares of common stock issuable upon exercise of the Warrants and the Pre-funded Warrants.

As of April 24, 2020, our authorized share capital consists of 100,000,000 shares of common stock, $0.001 par value per share, of which 2,600,701 are outstanding. Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock.

The foregoing description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation, or our Certificate of Incorporation, and amended and restated bylaws, or our Bylaws.

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus supplement have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide our board with the ability to alter the Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

Advance Notice Bylaws.  Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

 Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the TASE under the symbol “MYSZ”.

Pre-funded Warrants Being Offered in this Offering

The following summary of certain terms and provisions of Pre-funded Warrants included in the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrant.

Duration and Exercise Price

Each Pre-funded Warrant offered hereby will have an initial exercise price per share equal to $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Pre-funded Warrants will be issued separately from the accompanying Warrants, and may be transferred separately immediately thereafter.

Exercisability

The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. Purchasers of Pre-funded Warrants in this offering may also elect prior to the issuance of the Pre-funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

If, at the time a holder exercises its Pre-funded Warrants, a registration statement registering the issuance of shares of common stock underlying the Pre-funded Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-funded Warrants.

Transferability

Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Pre-funded Warrants.

Exchange Listing

There is no trading market available for the Pre-funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system. The shares of common stock issuable upon exercise of the Pre-funded Warrants is currently listed on the Nasdaq Capital Market under the symbol “MYSZ.”

Right as a Shareholder

Except as otherwise provided in the Warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our shares of common stock, the holders of the Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their warrants.

Purchase Rights, Fundamental Transaction

If we sell or grant any rights to purchase stock, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding, the sale of all or substantially all of our assets, or another transaction in which our shares of common stock are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Warrants Being Offered in this Offering

The following summary of certain terms and provisions of Warrants included in the Units and Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrant.

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant.

Duration and Exercise Price

Each Warrant included in the Units and the Pre-funded Units offered hereby will have an initial exercise price equal to $        per share of common stock. The Warrants will be immediately exercisable and will expire on the anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Warrants will be issued separately from the shares of common stock included in the Units, or the Pre-funded Warrants included in the Pre-funded Units, as the case may be. A Warrant to purchase one share of common stock will be included in each Unit or Pre-funded Unit purchased in this offering.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants in this offering may also elect prior to the issuance of the Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Warrants.

Exchange Listing

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. The shares of common stock issuable upon exercise of the Warrants is currently listed on the Nasdaq Capital Market under the symbol “MYSZ.”

Right as a Shareholder

Except as otherwise provided in the Warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our shares of common stock, the holders of the Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their warrants.

Purchase Rights, Fundamental Transaction

If we sell or grant any rights to purchase stock, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding shares of common stock, the sale of all or substantially all of our assets, or another transaction in which our shares of common stock are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus on a reasonable best efforts basis. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent may engage sub-agents or selected dealers to assist with the offering.

Only certain institutional investors purchasing the securities offered hereby will execute a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

The securities purchase agreement to be entered into with certain investors provides that the obligations of the investors of the securities are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and receipt of customary legal opinions, letters and certificates. We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about          , 2020.

The placement agent may distribute this prospectus electronically.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized on the resale of the securities sold by the placement agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7% of the gross proceeds of this offering. This fee will be distributed among the placement agent and any selected-dealers that it has retained to act on their behalf in connection with this offering. We will also pay the placement agent a management fee equal to 1% of the gross proceeds of this offering, a payment for non-accountable expenses of $35,000 and a reimbursement for the placement agent’s legal fees and expenses in the amount of up to $70,000 and $12,900 for closing fees. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $               ..

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent warrants to purchase up to            shares of common stock (which represents 6% of the aggregate number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon exercise of the Pre-funded Warrants) at an assumed exercise price of $          per share of common stock (representing               % of the assumed public offering price per Unit to be sold in this offering), exercisable for five years from the date of the effectiveness of this offering. The placement agent warrants will have substantially the same terms as the warrants being sold to the investors in this offering. Pursuant to the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5110(g), the placement agent warrants and any shares of common stock issued upon exercise of the placement agent warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have also granted the placement agent certain rights of first refusal for a period of 6 months following the closing of the offering and we have also agreed to pay the placement agent a tail fee during the 12-month period following expiration or termination of our engagement letter.

Lock-up Agreements

Pursuant to certain “lock-up” agreements, our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or engage in any short selling of, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of the placement agent for a period of 90 days after the date of the closing of the offering.

In addition, we have agreed in the securities purchase agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the offering.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Determination of offering price

The actual offering price of the securities we are offering will be negotiated between us and the placement agent based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price.

Listing

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the TASE under the symbol “MYSZ”. We do not plan to list the Warrants or Pre-funded Warrants on the Nasdaq or any other securities exchange or trading market.

Other Relationships

The placement agent and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent acted as our sales agent for our at-the-market offering in September 2019 and placement agent in our registered direct offering in January 2020, for which it received compensation.

Selling Restrictions outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the placement agent has undertaken that it will not, directly or indirectly, offer or sell any Shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McDermott Will & Emery LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of My Size, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We also maintain a web site at www.MySizeID.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020;

●	our Current Reports on Form 8-K filed with the SEC on January 17, 2020 and February 11, 2020;

●	the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on June 14, 2016 (File No. 001-37370).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Or Kles, Chief Financial Officer, Hayarden 4, Airport City, Israel 701000, telephone number 972-3-600-9030.

My Size, Inc.

Up to                              Units (each consisting of one Share of Common stock

and one Warrant to purchase One Share of Common Stock)

and

Up to                         Pre-funded Units (each consisting of one Pre-Funded Warrant to purchase one Share of Common Stock and one Warrant to purchase one Share of Common Stock)

American Depositary Shares Underlying the Pre-funded Warrants and

American Depositary Shares Underlying the Warrants

PRELIMINARY PROSPECTUS

H.C. WAINWRIGHT & CO.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee		$389.40
Printing expenses
FINRA Filing fee
Legal fees and expenses
Accounting fees and expenses
Transfer Agent fees and expenses
Miscellaneous expenses
Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On August 16, 2017, we entered into a securities purchase agreement with two investors pursuant to which we sold an aggregate of 250,000 shares of common stock at a purchase price of $1.00 per share.

On August 16, 2017, we entered into a securities purchase agreement with an investor pursuant to which the investor will purchase 530,000 shares of the Company’s common stock at $1.00 per share in separate installments. The investor has issued a guarantee note issued by Trade Bancorp in the amount of $530,000 in favor of us. In the event that the investor does not fulfil its obligation to purchase 530,000 shares of our common stock pursuant to the securities purchase agreement, we may call the guarantee note; provided, however, the guarantee note expires on November 13, 2017.

On October 26, 2017, we entered into a securities purchase agreement to sell original issue discount non-convertible notes in the aggregate principal amount of approximately $1.33 million and warrants to purchase up to 888,888 shares of our common stock to certain accredited investors for gross proceeds of $1.2 million.

On January 1, 2018, we entered into an agreement with a consultant pursuant to which we issued 99,000 shares of our common stock.

On January 10, 2018, we issued 15,000 shares of our common stock to a consultant pursuant to an agreement with a consultant dated March 2, 2017. Under the agreement, we previously issued 30,000 shares of common stock.

On February 20, 2018, we entered into an agreement with a consultant pursuant to which we issued 65,000 shares of our common stock.

On May 10, 2018, we issued 90,768 shares of our common stock to a consultant pursuant to an agreement dated December 5, 2016. Under the agreement we previously issued 16,600 shares of common stock and an option to purchase 40,000 shares of common stock, which expired unexercised on March 31, 2018.

On June 20, 2018, we entered into an agreement with a consultant pursuant to which agreed to issue a three-year warrant to purchase 20,000 shares of common stock at an exercise of $0.9984 per share, the vesting of which is subject to the achievement of certain performance based milestones.

In January 2019, we entered into a consulting agreement with a consultant pursuant to which we agreed to issue a warrant to purchase up to 50,000 shares of our common stock upon execution of the agreement and a further warrant to purchase 100,000 shares of our common stock. The warrants are exercisable at $1.00 per share and have a term of 12 months from the date of issuance.

On January 15, 2020, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”) pursuant to which we agreed to sell and issue, in a registered direct offering, 514,801 of our shares of common stock at a purchase price per share of $3.885 for aggregate gross proceeds of approximately $2.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, we also agreed to sell and issue to the Purchasers warrants to purchase up to 514,801 shares of our common stock. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $3.76 per share, subject to adjustment as set forth therein.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

On April 27, 2017, we entered into an agreement with a consultant pursuant to which we agreed to issue 300,000 shares of common stock. During 2017, 112,500 were issued with a restrictive legend and subsequently registered for resale on a Form S-3. During 2018, an aggregate of 156,250 shares were issued under our 2017 Consultant Equity Incentive Plan as registered shares under Form S-8. Upon subsequent review, we have determined that the consultant was not eligible to receive shares under Form S-8. The remaining 31,250 were issued in reliance upon an exemption from the registration requirements under Section 4(a)(2) since, among other things, the transaction does not involve a public offering.

On August 28, 2017, we entered into an agreement with a consultant pursuant to which we agreed to issue options to purchase up to 1,230,000 shares of common stock. On January 23, 2018, we entered into an amendment to the agreement pursuant to which certain terms of the options including the number of shares underlying the option was reduced to 800,000 shares of common stock. The option was subsequently issued under our 2017 Consultant Equity Incentive Plan, which was covered by a registration statement on Form S-8. Upon subsequent review, we have determined that the consultant was not eligible to receive shares under Form S-8. The option expired unexercised on July 23, 2018.

On February 13, 2017, we entered into an agreement with a consultant pursuant to which we agreed to issue options to purchase up to 2,000,000 shares of common stock. On May 16, 2017, the agreement was subsequently amended. The shares issuable upon exercise of the options were registered for resale on Form S-3. On January 10, 2018, we issued 781,838 shares of common stock upon partial exercise of the options. We have since determined that the consultant is ineligible to receive options under our 2017 Consultant Equity Plan and in March 2019 replaced the unexercised and outstanding options with warrants. The options, warrants and the shares underlying the options and warrants were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Form 8-K filed March 23, 2017)

3.2	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Form 8-K filed on February 20, 2018)

3.3	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2018)

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Form S-3 filed November 14, 2016)

4.2*	Form of Warrant

4.3*	Form of Pre-funded Warrant

4.4*	Form of Placement Agent Warrant

5.1*	Opinion of McDermott Will & Emery LLP

10.1*	Form of Securities Purchase Agreement

23.1**	Consent of Somekh Chaikin

23.2*	Consent of McDermott Will & Emery LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment
**	Filed herewith

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel on this April 27, 2020.

MY SIZE, INC.

By:	/s/ Ronen Luzon
Name:	Ronen Luzon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of My Size, Inc. whose signature appears below hereby appoints Ronen Luzon and Or Kles, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronen Luzon	Chief Executive Officer and Director	April 27, 2020
Ronen Luzon	(principal executive officer)

/s/ Or Kles	Chief Financial Officer	April 27, 2020
Or Kles	(principal financial officer and principal accounting officer)

/s/ Arik Kaufman	Director	April 27, 2020
Arik Kaufman

/s/ Oren Elmaliah	Director	April 27, 2020
Oren Elmaliah

/s/ Oron Branitzky	Director	April 27, 2020
Oron Branitzky